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                                                                     EXHIBIT 11

                              MEDAPHIS CORPORATION
              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
            Three and Nine Months Ended September 30, 1998 and 1997
                     (in thousands, except per share data)

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
                                                                             Three Months Ended             Nine Months Ended
                                                                               September 30,                  September 30,
               Description                                                    1998         1997            1998          1997
------------------------------------------------------                       ------       ------           ------       ------
Weighted average shares outstanding
  during the period                                                          78,655       72,942            76,442      72,542

Shares issuable upon assumed exercise
  of stock options, less amounts assumed
  repurchased under the treasury stock method                                    --           --                --          --
                                                                          ---------     --------         ---------    --------

Total weighted average common stock and common stock
  equivalents outstanding during the period                                  78,655       72,942            76,442      72,542
                                                                          =========     ========         =========    ========

Net loss from continuing operations                                        (517,361)    $(81,686)        $(554,657)   $(89,839)
Discontinued operation, net of tax                                            1,356          477             3,687       4,306
Extraordinary items, net of tax                                                  --           --            (5,557)     76,391
                                                                          ---------     --------         ---------    --------
Net loss                                                                  $(516,005)    $(81,209)        $(556,527)   $ (9,142)
                                                                          =========     ========         =========    ========

Net loss per common share:
Net loss from continuing operations                                       $   (6.58)    $  (1.12)        $   (7.26)   $  (1.24)
Discontinued operation, net of tax                                             0.02         0.01              0.05        0.06
Extraordinary items, net of tax                                                  --           --             (0.07)       1.05
                                                                          ---------     --------         ---------    --------
Net loss                                                                  $   (6.56)    $  (1.11)        $   (7.28)   $  (0.13)
                                                                          =========     ========         =========    ========
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